FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS SECOND

QUARTER 2004 RESULTS

Salix Forecasts Profitability for 2004

Second Quarter COLAZAL Revenues Up 46%

COLAZAL Guidance for 2004 Increased to $77 Million

RALEIGH, NC, August 9, 2004—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the second quarter ended June 30, 2004.

Sales of COLAZAL® (balsalazide disodium) Capsules 750 mg generated product revenue of $18.9 million for the second quarter of 2004 compared to $12.9 million for the second quarter of 2003. This represents an increase of 46% over the prior year period. COLAZAL revenue for the first six months of 2004 was $38.3 million, an increase of 56%, compared to $24.5 million for the first six months of 2003. Total product revenue, derived primarily from sales of COLAZAL, was $19.4 million for the second quarter and $39.3 million for the first half of 2004. Cost of sales was $4.7 million for the second quarter and $9.4 million for the first six months of 2004. Gross margin on total product revenue was approximately 76% for the second quarter and first six months. In addition to product revenue, the Company reported other revenue of $3.8 million during the second quarter. $3.5 million of this revenue represents the recognition of deferred revenue associated with the Company’s May 2000 agreement with Shire Pharmaceuticals regarding the sale of exclusive rights to balsalazide for certain European and Nordic countries. In accordance with its license agreement with balsalazide’s licensor, Salix paid 50 percent of this revenue to Biorex Laboratories. The $1.8 million associated with the recognition of this deferred revenue will be invested during the second half of 2004 in additional XIFAXAN™ marketing initiatives targeting primary care in order to enhance market acceptance. The Company reported a net loss of $1.9 million, or $0.08 per share, for the second quarter ended June 30, 2004 and a year-to-date net loss of $4.3 million, or $0.18 per share. On a split-adjusted basis following the 3-for-2 stock split effected July 13, the Company reported a net loss of $0.05 per share for the second quarter and $0.12 per share for year-to-date.

Research and development expenses were $4.6 million for the second quarter of 2004, compared to $6.5 million for the prior year period. Research and development expenses totaled $9.5 million for the first six months of 2004, compared to $11.6 million for the first six months of 2003. Selling, general and administrative expenses were $14.2 million for the second quarter of 2004 and $27.0 million for the first six months of 2004, compared to $9.4 million and $19.0 million for the corresponding periods of 2003.

Cash, cash equivalents and investments were $42.3 million on June 30, 2004.

Salix’s Board of Directors announced a 3-for-2 stock split on June 21. Effective July 13, stockholders of record on June 30 received one additional common share for every two shares. The Company now has approximately 36.2 million common shares outstanding.

Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “Product revenue should continue to increase during the third and fourth quarters of 2004. Based upon information currently available, we are increasing our guidance for net COLAZAL sales for 2004 from approximately $75 million to approximately $77 million. The initial stocking of XIFAXAN took place during July. We expect total Company net product sales for 2004 to be $100 million. Based upon the guidance for total net product sales for 2004, we continue to believe that we will be profitable for the third and fourth quarters at a level that should result in our being able to deliver earnings per share of $0.17, on a fully-diluted, split-adjusted basis, for the entire year ending December 31, 2004.”

Commenting on the Company’s activities for the quarter, Carolyn Logan, President and Chief Executive Officer, commented, “COLAZAL continues to achieve excellent growth. During the second quarter of 2004, according to NDC data, approximately 91,400 prescriptions were written compared to approximately 76,500 written during the second quarter of 2003. This represents a year-over-year increase of 19 percent.

“The highlight of the quarter occurred on May 25 when the U.S. Food and Drug Administration granted marketing approval for XIFAXAN. XIFAXAN has been very well received in the marketplace. Within days of its approval XIFAXAN had received more than 950 media placements that resulted in over 142 million media impressions, and to date the product has been distributed to and stocked in over 35,000 pharmacies across the country. These early weeks of the XIFAXAN launch have been a very exciting time for the Company. Anecdotal reports from our sales representatives across the country indicate that many physicians have been eagerly awaiting the opportunity to prescribe a nonsystemic, gastrointestinal-selective, oral antibiotic like XIFAXAN. We anticipate a growing interest in and demand for XIFAXAN as our specialty sales force, as well as national level key opinion leaders, embark upon an intensive campaign to introduce physicians to XIFAXAN.

“During the second quarter of 2004 we continued to make progress with our ongoing development efforts for our products. In May at the Digestive Disease Week 2004 annual meeting, Dr. Herbert L. DuPont, a leading infectious disease physician, reported results of a study investigating XIFAXAN for the prevention of travelers’ diarrhea. In this study 85% of the XIFAXAN-treated subjects remained free of diarrhea, compared to 49% of the placebo-treated subjects. Also during the quarter a pilot study investigating XIFAXAN for the prevention of shigellosis was completed. Efforts continued in our preparations to meet with the FDA to discuss our development plan regarding XIFAXAN for the treatment of hepatic encephalopathy, and patient enrollment continued in a study of XIFAXAN for the treatment of small bowel overgrowth in irritable bowel syndrome patients. Progress also was made regarding the pediatric use of COLAZAL and the development of granulated mesalamine.

“During the second quarter we also proceeded with efforts to expand our portfolio of products and to maximize the commercial potential of our products. In June we signed an agreement with Pharmatel to market COLAZAL in Australia and New Zealand, and we signed an agreement with Rimaco to market some of our products in Puerto Rico. Additionally, as part of our agreement with Pharmatel, Salix acquired the first right of negotiation for U.S. rights to all Pharmatel gastrointestinal products. On July 1 we announced the acquisition of exclusive rights to Anusol-HC® cream and suppository products and Proctocort® cream and suppository products. We believe these products are strategically aligned with our goals to provide gastroenterologists and other physicians with effective products for their patients, and to provide opportunities for our sales representatives to further leverage the relationships they have established with physicians since the launch of COLAZAL in 2001.”

The Company will host a conference call at 9:00 a.m. ET, on August 9, 2004 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through August 15.

The telephone numbers to access the conference call are (800) 946-0782 (U.S. and Canada) or (719) 457-2657 (international.) The access code for the call is 550733. A replay of the call will be available from 12:00 noon, ET, August 9 through August 15. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the call is 550733.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%);

abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%). Salix also markets AZASAN™ (azathioprine tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan™ is a registered trademark of aaiPharma Inc.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2004 (unaudited)	June 30, 2003 (unaudited)	June 30, 2004 (unaudited)	June 30, 2003 (unaudited)
Revenues:
Product revenue	$19,440	$12,933	$39,299	$24,454
Revenue from collaborative agreements	3,799	—	3,799	—

Total revenues	23,239	12,933	43,098	24,454
Operating Expenses:
Cost of products sold	4,682	3,070	9,378	5,834
License fees and costs related to collaborative agreements	1,806	31	1,837	63
Research and development	4,569	6,459	9,524	11,609
Selling, general and administrative	14,232	9,357	27,000	18,976

Total costs and expenses	25,289	18,917	47,739	36,482
Loss from operations	(2,050)	(5,984)	(4,641)	(12,028)
Interest and other income/(expense), net	163	(1,019)	329	(447)
Income tax	—	—	—	—

Net loss	$(1,887)	$(7,003)	$(4,312)	$(12,475)
Net loss per share	$(0.05)	$(0.22)	$(0.12)	$(0.39)

Weighted average shares outstanding	36,031	32,214	35,903	32,139

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)
	June 30, 2004 (unaudited)	December 31, 2003 (audited)
Assets
Cash, cash equivalents and investments	$42,291	$64,807
Accounts receivable, net	7,324	3,598
Inventory, net	21,792	16,094
Other assets	18,655	6,353

Total Assets	$90,062	$90,852

Liabilities and Stockholders' Equity
Accounts payable and other current liabilities	$17,172	$13,360
Deferred revenue	—	3,557

Total current liabilities	17,172	16,917
Common stock	36	36
Additional paid-in-capital	168,569	165,281
Other comprehensive loss	(676)	(655)
Accumulated deficit	(95,039)	(90,727)

Total stockholders' equity	72,890	73,935

Total Liabilities and Stockholders' Equity	$90,062	$90,852